Exhibit 10(a)

OVERVIEW OF
LONG TERM INCENTIVE AWARD PROGRAM (LTIP)

Award Program Intent

The intent of this award program is to:

a)	Foster increased returns to shareholders.
b)	Tie pay to measures that drive shareowner return.
c)
Serve as a guideline for the Compensation Committee to follow when determining the financial award. The Committee may utilize discretion above or below the guideline to accommodate extraordinary events or circumstances.

Payout Philosophy

The LTIP is intended to provide compensation relative to market compensation consistent with LNC’s compensation philosophy. The LTIP is performance leveraged. Performance below the 60th percentile is rewarded with below market compensation. Similarly, performance above the 60th percentile is rewarded with compensation greater than that achieved within our comparison market for the same performance achievement.

Maximum award will be paid when performance is in the upper quartile. The minimum payout will be awarded at the equivalent of the 25th percentile. Market compensation (or target payout) will be awarded at the equivalent of performance at the 60th percentile. The minimum award will be 25% of target and the maximum award will be 200% of target.

For those performance measures which are absolute, an analysis will be made when setting the performance targets to make sure they are set consistently with the above philosophy.

Cycle Duration

Three-year cycles will be established on a calendar year basis.

Cycle Frequency

A new cycle will start each year upon approval by the Committee and run concurrently with other cycles. Three cycles will be in effect at the same time.

Performance Measures

Performance measures will be absolute return on equity (ROE) and EPS growth, both based on income from operations, and relative total shareholder return (TSR). At the beginning of the cycle, usually at its March meeting, the Compensation Committee will set minimum, targets, and maximum performance levels for each measure.

•	ROE will be weighted 40% and expressed as a weighted average of the performance cycle, with year one weighted 20%, year two 30%, and year three 50%.

•
EPS growth will be weighted 40% and expressed as a compound average annual growth rate, based on the point-to-point difference between EPS at the end of the year prior to the beginning of the cycle and the EPS of the final year of the cycle.

•
TSR weighted 20% represents share price change plus total shareholder dividends paid during the performance cycle. The shareowner return calculation will be based on the average of the closing stock prices of LNC for each trading day in the month of December preceding the beginning of a cycle and the average of the closing prices for each trading day in the last December of the cycle.

LNC TSR performance will be compared to that of the S&P 500. The minimum award will be paid for performance at the 25th percentile, target at the 60th percentile, and maximum at the 75th percentile. Only those companies included in the index at the beginning of the cycle will be included for determination of LNC’s percentile ranking.

Payout Adjustments

The Compensation Committee retains the right to modify payouts at the end of the cycle based on extraordinary circumstances during the cycle.

The Committee can consider factors impacting results such as changing economic and market conditions, mergers or acquisitions, sale of a business, restructuring charges, reserve strengthening or release.

In making adjustments, the Committee may consider investor reaction, stock price performance, performance of peers and the CEO’s recommendation. The guiding principle in making adjustments should be to encourage and reward management for consistently high financial and shareholder return performance relative to peers.

Form of Compensation

At the beginning of each performance cycle, the Compensation Committee (no later than its March meeting) will designate both the award target and range for each participant. LTIP compensation will be paid in cash, shares, options or a combination of these. Seven defined mix combinations will be offered to participants; the participant will select one at the beginning of the cycle.

The relative dollar values for stock options, stock and cash are as follows:

-	Options valued at 100%, no discount.
-	Shares valued at 100%, no discount.
-	Cash up to 33% of target valued at 100%, no discount. Higher percentages of cash are discounted and valued at 67%.

The seven combinations from which participants may select are the following:

1. All options (100% of target, no discount)
2. 50% shares, 50% options (100% of target, no discount)
3. All shares (100% of target, no discount)
4. 33% cash, 33.5% shares, 33.5% options (100% of target, no discount)
5. 33% cash, 67% options (100% of target, no discount)
6. 33% cash, 67% shares (100% of target, no discount)
        7. All cash (78% of target)

All Cash is an alternative only for those who meet their full, five-year, share ownership requirement.

The company retains the right to restrict the number of options in order to limit dilution. If the pool of options designated for the cycle is exceeded, each participant’s share of the pool will be reduced proportionately on an equal basis. They will be asked to select an alternative replacement for the portion reduced, shares or cash, at the above-designated ratios.

Participants make their selections at the beginning of the cycle, no later than March of the first year of the cycle. All forms of compensation selected will cliff vest (100% at the completion of the three-year performance cycle) based on LTIP performance. The value of shares and stock options is calculated based on their value the day the target award is made by the Compensation Committee not later than March. Changes in stock prices during the performance cycle will be to the participant’s advantage or disadvantage. No adjustments are made at the end of the cycle for stock price changes. If shares are selected, dividends will accumulate on these shares during the performance cycle and vest based on LTIP performance. The award range is from 25% of target to 200% of target.

For those selecting options, payouts for performance above target will be in shares. The calculation of the amount of shares will be based on the price in effect at the beginning of the cycle when share values were determined and will include dividends earned. Options have a ten-year life from date of grant (not vesting).

Participants

All individuals designated by the CEO and approved by the Compensation Committee will participate in the award program.

1.
Individuals who are promoted or demoted (to positions of greater or lesser responsibility) during a particular performance cycle may have their award targets pro-rated to reflect the effective date of the new target award amount.

2.
Individuals who are removed from the award program because of a change in responsibilities, death, Total Disability or Retirement, or because of involuntary termination other than for Cause (all capitalized terms shall have the definitions set forth in the applicable Award Agreement) will receive an award pro-rated award based on the ratio of days of employment during the three-year performance cycle (3 x 365 days = 1,095).

3.	Individuals who voluntarily terminate employment forfeit all incomplete cycles regardless of how many months they completed in the cycle.

4.
Awards for individuals who are “covered employees” under IRC Section 162(m) may not exceed the specified maximum amounts payable established by the Compensation Committee for the applicable long-term performance cycle.

Note: During the term of the cycle, shares selected will be in the form of performance stock units. Actual shares of stock will be issued for all vested units upon completion of the cycle. EPS is defined as operating income per diluted share.